Exhibit 99.1

ChoicePoint® Sells i2 Government Software Business

ALPHARETTA, Ga. – June 10, 2008 – ChoicePoint (NYSE: CPS) today announced the completion of the sale of its government software business, specifically i2 Inc. and i2 Ltd., to Silver Lake Sumeru, a leader in private investments in technology, technology-enabled and related growth industries, in a cash purchase for $185 million, subject to certain net working capital adjustments.

ChoicePoint reclassified the operations of i2 as discontinued operations in the fourth quarter of 2007 as part of its previously announced strategy of divesting businesses that did not fit within its strategic focus on helping customers manage economic risks.

Merrill Lynch & Co. and Wachovia Capital Markets served as financial advisors to ChoicePoint Inc. King & Spalding served as legal advisor to ChoicePoint Inc. Kirkland & Ellis served as legal advisor to Silver Lake Sumeru.

About Silver Lake Sumeru

Silver Lake Sumeru pursues investments in middle-market technology enterprises. The Silver Lake Sumeru team applies fundamental operating experience, deep technology sector expertise, and world-class private equity skills to the investments in its portfolio. Silver Lake Sumeru is a fund within Silver Lake, a leading private investor in technology, technology-enabled and related growth industries. Silver Lake’s portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, AVI-SPL, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, Intelsat, IPC Systems, MCI, Mobile Messenger, NASDAQ, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company LLC.

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